SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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        14a-6(e)(2))


                             Watkins-Johnson Company
             ------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                             WATKINS-JOHNSON COMPANY

                              3333 Hillview Avenue
                             Stanford Research Park
                           Palo Alto, California 94304

   DEAN A. WATKINS                                        W. KEITH KENNEDY, JR.
Chairman of the Board                                         President and
                                                         Chief Executive Officer

H. RICHARD JOHNSON
   Vice Chairman

                                 April 14, 1999

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                    YOUR VOTE IS IMPORTANT--PLEASE ACT TODAY
                           THANK YOU FOR YOUR SUPPORT
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Dear Shareowner:

         In our March 17, 1999 letter, we invited you to attend the Company's Annual Meeting of Shareowners, to be held at 10:00 o'clock in the morning on Thursday, April 29, 1999, at Hotel Sofitel, 233 Twin Dolphin Drive, Redwood City, California 94065. We hope you can come to the Annual Meeting.

         One of the proposals to be acted on at the 1999 Annual Meeting is a proposal to eliminate the super-majority director voting requirements of the Bylaws. On the reverse side of this letter is important additional information about a commitment the Board has made to all shareowners regarding that proposal. We encourage you to read it carefully.

         As we said in our March 17, 1999 letter, the matters to be acted upon at this year's Annual Meeting are significant and your participation is important whether or not you can attend. If you have not already completed a proxy card, we ask that you take the time, immediately, to complete the card enclosed with this letter and return it in the enclosed envelope.

         If you have any questions or need assistance completing your proxy, please call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or toll-free at (800) 322-2855.

                                                         Sincerely yours,

                                                         Dean A. Watkins

                                                         H. Richard Johnson

                                                         W. Keith Kennedy, Jr.

                  ADDITIONAL INFORMATION CONCERNING PROPOSAL 3

         Our Proxy Statement describes four proposals to be acted on at the 1999 Annual Meeting of Shareowners. One of those proposals, i.e., Proposal 3, seeks approval of amendments to the Bylaws that would eliminate the super-majority director voting requirements of the Bylaws applicable to certain specified decisions of the Board. Detailed information regarding Proposal 3, including the current text of the relevant provisions of the Bylaws and the changes that would be made to those provisions by Proposal 3, is contained in our Proxy Statement.

         After we mailed our Proxy Statement, we became aware of some investor concern that Proposal 3 would enable a minority of the Board to make the decisions covered by Proposal 3 in the name of the whole Board. Although we believe it is unlikely that a minority of the directors would undertake to bind the Board as to these kinds of decisions, the Board agrees that this could be the literal consequence of Proposal 3 because the Proposal contemplates action by a majority of the quorum and the Bylaws provide that a majority of the entire Board constitutes a quorum.

         To remove this concern, the Board has adopted a standing resolution containing its commitment to each of our shareowners that, if Proposal 3 is approved at the 1999 Annual Meeting, none of the decisions of the Board that are currently subject to the 75% approval requirement of the Bylaws will be taken unless a majority of the full number of directors then in office votes in favor of the decision.

         Under the Company's Articles of Incorporation, the Board has the power to determine the number of directors within a range of seven to thirteen. Currently, the size of the Board is fixed at eight. Accordingly, unless the Board changed the number of directors, this commitment by the Board will mean that these particular Board decisions will have to be taken by at least five directors, except where, for any reason, a vacancy arises on the Board; in that case these decisions would have to be taken by a majority of the actual number of directors, less than eight, then in office.

         For the reasons set forth in the Proxy Statement, the Board continues to recommend unanimously a vote "FOR" Proposal 3 and "FOR" the other proposals contained in the Proxy Statement.

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